Exhibit 99.1

MasterCard Incorporated Reports

Second-Quarter 2014 Financial Results

•	Second-quarter net income of $931 million, or $0.80 per diluted share

•	Second-quarter net revenue increase of 13%, to $2.4 billion

•	Second-quarter gross dollar volume up 13% and purchase volume up 13%

Purchase, NY, July 31, 2014 – MasterCard Incorporated (NYSE: MA) today announced financial results for the second quarter of 2014. The company reported net income of $931 million, up 10%, or 9% adjusted for currency, and earnings per diluted share of $0.80, up 14%, in each case versus the year-ago period. Acquisitions had no impact on earnings per diluted share.

Net revenue for the second quarter of 2014 was $2.4 billion, a 13% increase versus the same period in 2013, both as-reported and adjusted for currency. Net revenue growth was driven by the impact of the following:

•	A 13% increase in gross dollar volume, on a local currency basis, to $1.1 trillion;

•	An increase in cross-border volumes of 16%; and

•	An increase in processed transactions of 12%, to 10.6 billion.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 13% on a local currency basis versus the second quarter of 2013, to $821 billion. As of June 30, 2014, the company’s customers had issued 2 billion MasterCard and Maestro-branded cards.

“We are pleased with another quarter of solid performance, driven by healthy volume and revenue growth,” said Ajay Banga, president and CEO, MasterCard. “We continue to invest in our strategic initiatives, including acquisitions, while strengthening partnerships with banks, merchants, governments and mobile operators to grow and improve our business and theirs.”

Total operating expenses increased 15%, or 14% after adjusting for currency, to $994 million, during the second quarter of 2014 compared to the same period in 2013. Excluding the impact of acquisitions, total operating expenses increased 12%, or 11% after adjusting for currency. The increase was primarily driven by higher investments in people to support strategic initiatives.

Operating income for the second quarter of 2014 increased 13% over the year-ago period and the company delivered an operating margin of 58.2%.

-more-

MasterCard Incorporated – Page 2

MasterCard reported other expense of $10 million in the second quarter of 2014 versus other income of $5 million in the second quarter of 2013. The change was mainly driven by higher interest expense related to the company’s inaugural debt issuance in late March.

MasterCard’s effective tax rate was 32.2% in the second quarter of 2014, versus a rate of 31.2% in the comparable period in 2013. The increase was primarily due to a less favorable geographic mix of taxable earnings.

During the second quarter of 2014, MasterCard repurchased approximately 15.7 million shares of Class A common stock at a cost of approximately $1.2 billion. Quarter-to-date through July 24, the company repurchased an additional 1.4 million shares at a cost of approximately $106 million, with $728 million remaining under the current repurchase program authorization.

Year-to-Date 2014 Results

For the six months ended June 30, 2014, MasterCard reported net income of $1.8 billion, up 12%, or 11% adjusted for currency, compared to the first half of 2013. Earnings per diluted share was $1.53, up 16%, from the first half of 2013, both including and excluding the impact of acquisitions.

Net revenue for the six months ended June 30, 2014 was $4.6 billion, an increase of 14%, or 13% adjusted for currency, versus the same period in 2013. Gross dollar volume growth of 13%, transaction processing growth of 13% and cross-border volume growth of 16% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives.

Total operating expenses increased 13%, both before and after adjusting for currency, to $1.9 billion, for the six months ended June 30, 2014, compared to the same period in 2013. Excluding the impact of acquisitions, total operating expenses increased 11%, or 10% after adjusting for currency. The increase was primarily due to higher personnel costs related to strategic initiatives.

Operating income increased 14% for the first half of 2014 versus the first half of 2013, delivering an operating margin of 58.6%.

MasterCard’s effective tax rate was 32.1% in the six months ended June 30, 2014, versus a rate of 30.9% in the same period in 2013. The increase was primarily due to a less favorable geographic mix of taxable earnings.

MasterCard Incorporated – Page 3

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter financial results.

The dial-in information for this call is 800-708-4540 (within the U.S.) and 847-619-6397 (outside the U.S.), and the passcode is 37600138. A replay of the call will be available for one week and can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.), and using passcode 37600138.

This call can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

Non-GAAP Financial Information

The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates. In addition, the presentation of certain growth rates are adjusted for the impact of the current year acquisitions.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s investments in strategic initiatives and its business prospects, including partnerships with banks, merchants, governments and mobile operators.

MasterCard Incorporated – Page 4

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2013, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2014, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper or Catherine Murchie, investor_relations@mastercard.com, 914-249-4565

Media Relations: Seth Eisen, Seth_Eisen@mastercard.com, 914-249-3153

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions, except per share data)
Net Revenue	$2,377	$2,096	$4,554	$4,002
Operating Expenses
General and administrative	740	621	1,410	1,229
Advertising and marketing	173	186	322	315
Depreciation and amortization	81	61	154	123

Total operating expenses	994	868	1,886	1,667

Operating income	1,383	1,228	2,668	2,335
Other Income (Expense)
Investment income	6	11	13	19
Interest expense	(15)	(5)	(21)	(10)
Other income (expense), net	(1)	(1)	(6)	(9)

Total other income (expense)	(10)	5	(14)	—

Income before income taxes	1,373	1,233	2,654	2,335
Income tax expense	442	385	853	721

Net Income	$931	$848	$1,801	$1,614

Basic Earnings per Share	$0.80	$0.70	$1.53	$1.32

Basic Weighted-Average Shares Outstanding	1,165	1,214	1,175	1,220

Diluted Earnings per Share	$0.80	$0.70	$1.53	$1.32

Diluted Weighted-Average Shares Outstanding	1,169	1,217	1,179	1,223

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2014	December 31, 2013
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$2,878	$3,599
Restricted cash for litigation settlement	540	723
Investment securities available-for-sale, at fair value	2,836	2,696
Accounts receivable	1,134	966
Settlement due from customers	1,343	1,351
Restricted security deposits held for customers	918	911
Prepaid expenses and other current assets	641	471
Deferred income taxes	287	233

Total Current Assets	10,577	10,950
Property, plant and equipment, net of accumulated depreciation of $422 and $394, respectively	539	526
Deferred income taxes	86	70
Goodwill	1,527	1,122
Other intangible assets, net of accumulated amortization of $629 and $534, respectively	759	672
Other assets	887	902

Total Assets	$14,375	$14,242

LIABILITIES AND EQUITY
Accounts payable	$420	$338
Settlement due to customers	1,335	1,433
Restricted security deposits held for customers	918	911
Accrued litigation	799	886
Accrued expenses	1,903	2,101
Other current liabilities	415	363

Total Current Liabilities	5,790	6,032
Long-term debt	1,494	—
Deferred income taxes	125	117
Other liabilities	652	598

Total Liabilities	8,061	6,747
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 1,345,233,452 and 1,341,541,110 shares issued and 1,115,642,807 and 1,148,838,370 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 43,614,765 and 45,350,070 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,811	3,762
Class A treasury stock, at cost, 229,590,645 and 192,702,740 shares, respectively	(9,399)	(6,577)
Retained earnings	11,666	10,121
Accumulated other comprehensive income	188	178

Total Stockholders’ Equity	6,266	7,484
Non-controlling interests	48	11

Total Equity	6,314	7,495

Total Liabilities and Equity	$14,375	$14,242

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2014	2013
	(in millions)
Operating Activities
Net income	$1,801	$1,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154	123
Share-based payments	(46)	(1)
Deferred income taxes	(77)	(32)
Other	22	29
Changes in operating assets and liabilities:
Accounts receivable	(121)	(36)
Income taxes receivable	—	158
Settlement due from customers	1	444
Prepaid expenses	(162)	(112)
Accrued litigation and legal settlements	(87)	—
Accounts payable	29	(97)
Settlement due to customers	(90)	(451)
Accrued expenses	(209)	(87)
Net change in other assets and liabilities	82	62

Net cash provided by operating activities	1,297	1,614

Investing Activities
Purchases of investment securities available-for-sale	(1,473)	(1,311)
Acquisition of businesses, net of cash acquired	(341)	—
Purchases of property, plant and equipment	(39)	(48)
Capitalized software	(63)	(55)
Proceeds from sales of investment securities available-for-sale	426	855
Proceeds from maturities of investment securities available-for-sale	887	644
Decrease in restricted cash for litigation settlement	183	2
Proceeds from maturities of investment securities held-to-maturity	—	36
Other investing activities	(12)	(5)

Net cash provided by (used in) investing activities	(432)	118

Financing Activities
Purchases of treasury stock	(2,827)	(1,347)
Proceeds from debt	1,487	—
Dividends paid	(260)	(110)
Tax benefit for share-based compensation	42	20
Cash proceeds from exercise of stock options	16	16
Other financing activities	(43)	—

Net cash used in financing activities	(1,585)	(1,421)

Effect of exchange rate changes on cash and cash equivalents	(1)	(15)

Net increase (decrease) in cash and cash equivalents	(721)	296
Cash and cash equivalents - beginning of period	3,599	2,052

Cash and cash equivalents - end of period	$2,878	$2,348

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$572	$—

Fair value of liabilities assumed related to acquisitions	$128	$—

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$320	14.5%	17.8%	$214	17.6%	2,419	$106	18.1%	916	421	453
Canada	33	-0.9%	5.4%	31	7.2%	382	2	-14.4%	6	40	49
Europe	344	14.0%	13.0%	233	10.2%	3,578	111	19.4%	667	328	345
Latin America	88	4.5%	13.2%	54	20.7%	1,240	34	2.9%	204	129	148

Worldwide less United States	785	12.3%	14.6%	532	13.9%	7,619	253	16.0%	1,793	918	995
United States	339	9.2%	9.2%	289	10.1%	5,135	50	4.1%	325	308	344

Worldwide	1,124	11.4%	12.9%	821	12.5%	12,754	302	13.9%	2,118	1,226	1,339

MasterCard Credit and Charge Programs
Worldwide less United States	461	9.4%	11.3%	412	12.8%	4,992	49	0.5%	211	500	565
United States	161	9.8%	9.8%	155	10.3%	1,713	6	-0.8%	7	146	178

Worldwide	623	9.5%	10.9%	567	12.1%	6,705	56	0.4%	217	645	742

MasterCard Debit Programs
Worldwide less United States	324	16.8%	19.5%	120	17.9%	2,627	204	20.5%	1,582	419	430
United States	177	8.5%	8.5%	134	9.8%	3,422	43	4.9%	318	162	166

Worldwide	501	13.7%	15.4%	254	13.5%	6,049	247	17.4%	1,900	581	596

	For the 6 Months ended June 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$622	13.5%	18.3%	$416	18.0%	4,619	$206	18.9%	1,787	421	453
Canada	62	-1.4%	6.3%	58	8.1%	718	5	-12.1%	11	40	49
Europe	656	13.8%	13.8%	445	10.5%	6,825	210	21.3%	1,263	328	345
Latin America	171	3.7%	14.3%	104	21.2%	2,434	67	5.1%	402	129	148

Worldwide less United States	1,511	11.7%	15.3%	1,023	14.4%	14,596	488	17.4%	3,464	918	995
United States	658	8.9%	8.9%	557	9.5%	9,852	101	5.8%	636	308	344

Worldwide	2,168	10.8%	13.3%	1,580	12.6%	24,448	589	15.2%	4,100	1,226	1,339

MasterCard Credit and Charge Programs
Worldwide less United States	890	8.6%	11.9%	793	13.1%	9,619	98	2.8%	409	500	565
United States	306	9.0%	9.0%	293	9.2%	3,223	13	3.6%	13	146	178

Worldwide	1,196	8.7%	11.1%	1,086	12.1%	12,842	111	2.9%	422	645	742

MasterCard Debit Programs
Worldwide less United States	620	16.5%	20.6%	230	18.8%	4,977	390	21.7%	3,055	419	430
United States	352	8.8%	8.8%	264	9.7%	6,629	87	6.1%	623	162	166

Worldwide	972	13.6%	16.1%	494	13.7%	11,606	478	18.6%	3,678	581	596

	For the 3 Months ended June 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$279	19.2%	21.4%	$185	19.1%	1,996	$95	26.1%	751	366	396
Canada	34	6.1%	7.5%	31	7.9%	353	3	3.5%	6	37	45
Europe	302	14.5%	14.1%	206	11.5%	3,044	95	20.1%	564	279	295
Latin America	84	17.0%	16.7%	49	19.6%	1,083	35	12.7%	197	114	134

Worldwide less United States	699	16.2%	16.9%	472	14.9%	6,476	227	21.1%	1,518	797	869
United States	310	6.5%	6.5%	263	6.7%	4,727	48	5.1%	316	283	320

Worldwide	1,009	13.0%	13.4%	734	11.8%	11,203	275	18.0%	1,835	1,079	1,189

MasterCard Credit and Charge Programs
Worldwide less United States	422	12.2%	13.7%	371	13.9%	4,439	51	12.2%	210	475	538
United States	147	3.3%	3.3%	141	3.9%	1,591	6	-8.6%	6	142	176

Worldwide	569	9.7%	10.8%	512	11.0%	6,030	57	9.4%	217	618	714

MasterCard Debit Programs
Worldwide less United States	277	22.9%	22.0%	101	18.8%	2,037	176	23.9%	1,308	322	331
United States	163	9.5%	9.5%	122	10.1%	3,136	41	7.6%	310	140	144

Worldwide	441	17.6%	17.0%	223	13.9%	5,173	218	20.4%	1,618	462	475

	For the 6 Months ended June 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$548	19.8%	21.9%	$363	19.3%	3,836	$185	27.3%	1,456	366	396
Canada	63	4.5%	5.6%	58	6.0%	657	6	1.6%	12	37	45
Europe	576	14.0%	13.6%	398	10.9%	5,772	179	20.0%	1,057	279	295
Latin America	165	13.9%	15.8%	97	18.9%	2,102	68	11.7%	383	114	134

Worldwide less United States	1,352	15.7%	16.6%	915	14.6%	12,367	437	21.3%	2,907	797	869
United States	604	5.1%	5.1%	509	5.6%	9,087	95	2.1%	618	283	320

Worldwide	1,956	12.2%	12.8%	1,424	11.2%	21,455	532	17.3%	3,525	1,079	1,189

MasterCard Credit and Charge Programs
Worldwide less United States	820	11.7%	13.3%	721	13.5%	8,523	99	11.6%	403	475	538
United States	281	2.4%	2.4%	268	3.2%	3,029	13	-11.2%	12	142	176

Worldwide	1,101	9.2%	10.3%	989	10.5%	11,552	111	8.4%	415	618	714

MasterCard Debit Programs
Worldwide less United States	533	22.5%	22.2%	194	18.5%	3,845	339	24.4%	2,504	322	331
United States	323	7.4%	7.4%	241	8.5%	6,058	82	4.5%	605	140	144

Worldwide	856	16.4%	16.2%	435	12.7%	9,903	421	19.9%	3,110	462	475

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2013 Q4, a large Maestro customer revised their number of Maestro cards to exclude inactive cards. Data for the comparable periods in 2013 and 2012 have been revised to be consistent with this approach. In 2014 Q2, a large customer revised their number of MasterCard credit cards to exclude inactive cards. Data for the comparable periods in 2013 have been revised to be consistent with this approach. MasterCard revenue is not impacted from these historical changes.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com.

###